-------------------------------
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                                                hours per response. . . . .0.5
--------                                        -------------------------------
FORM 4
--------
                        UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                   Washington, D.C. 20549
                         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

|_|  Check this box if no longer
     subject to Section 16. Form 4 or
     Form 5 obligations may continue.
     See Instruction 1(b).

(Print or Type Responses)




  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
              Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940



----------------------------------------------------------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*    2. Issuer Name and Ticker or                6.  Relationship of Reporting Person(s)
                                                Trading Symbol                               to Issuer (Check all applicable)

                                                  Lodgian, Inc. (LDGIV)                          Director     X   10% Ownership
Merrill Lynch, Pierce, Fenner & Smith                                                        ---             ---
Incorporated                                                                                 ---  Officer (give title below)
                                                                                             ---  Other (specify title below)
-------------------------------------------------------------------------------
  (Last)       ( First)     (Middle)         3. I.R.S.                4. Statement for           Other
                                             Identification Number       Month/Day/Year   (specify title below)
                                             of  Reporting Person,
        4 World Financial Center             if an entity             February 27, 2003
            250 Vesey Street                (voluntary) #13-5674085                           ------------------------------------


---------------------------------------                               -------------------------------------------------------------
                (Street)                                              5. If Amendment,    7.  Individual or Joint/Group Filing
                                                                         Date of              (Check Applicable Line)
   New York, NY           10080                                          Original             -- Form filed by One Reporting Person
                                                                         (Month/Day/Year)      x Form filed by More than One
                                                                         March 5, 2003        -- Reporting Person
------------------------------------- --------------------------------------------------------------------------------------------
   (City)     (State)      (Zip)



                                           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned


-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security  2.  Transaction   2A. Deemed    3. Trans-   4.  Securities    5. Amount of    6. Ownership    7. Nature
   (Instr. 3)             Date          Execution     action      Acquired (A)      Securities      Form:           of Indirect
                          (Month/       Date, if      Code        or Disposed of    Beneficially    Direct          Beneficial
                          Day/Year)     any (Month    (Instr. 8)  (D) (Instr. 3,    Owned           (D) or          Ownership
                                        Day/Year)                 4 and 5)          Following       Indirect
                                                                                    Reported        (I)
                                                                                    Transaction(s)
                                                                                    (Instr. 3 and 4) (Instr. 4)      (Instr. 4)
                                                      ----------------------------
                                                                        (A)
                                                                        or
                                                      Code  V    Amount (D)  Price
-----------------------------------------------------------------------------------------------------------------------------------
Series A Preferred
Stock, par value
$0.01 per share           2/27/03                      S         6,207   D   $20.00     636,640            D
-----------------------------------------------------------------------------------------------------------------------------------
Series A Preferred
Stock, par value
$0.01 per share           2/27/03                      S         3,118   D   $20.00     633,522            D
-----------------------------------------------------------------------------------------------------------------------------------
Series A Preferred
Stock, par value
$0.01 per share           2/27/03                      S        16,202   D   $20.00     617,320            D
-----------------------------------------------------------------------------------------------------------------------------------
Series A Preferred
Stock, par value
$0.01 per share           2/27/03                      S         9,958   D   $20.00     607,362            D
-----------------------------------------------------------------------------------------------------------------------------------

    Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.             (Over)
    *If the form is filed by more than one reporting person, see Instruction 4(b)(v).                              SEC 1474 (9-02)
                                 Potential persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                                                                       Page 1 of 6




  Form 4 (continued)              Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                        (e.g., puts, calls, warrants, options, convertible securities)
-----------------------------------------------------------------------------------------------------------------------------------
1. Title  2. Con- 3. Trans- 3A. Deemed  4. Trans- 5. Number   6. Date        7. Title     8. Price  9. Num-  10. Owner- 11. Na-
   of        ver-    action     Execu-     action    of          Exer-          and          of        ber       ship       ture
   Deriv-    sion    Date       tion       Code      Deriv-      cis-           Amount       Deriv-    of        Form       of In-
   ative     or                 Date, if   (Instr.   ative       able           of           ative     De-       of         direct
   Secur-    Exer-   (Month/    any        8)        Securi-     and            Under-       Secu-     riva-     Deriv-     Bene-
   ity       cise     Day/      (Month/              ties        Expira-        lying        rity      tive      ative      ficial
             Price    Year)      Day/                Ac-         tion           Securi-      (Instr.   Se-       Secu-      Own-
             of                  Year)               quired      Date           ties         5)        curi-     rity:      ership
 (Instr.3)   Deriv-                                  (A) or      (Month/        (Instr.                ties      Direct     (Instr.
             ative                                   Dis-        Day/           3 and                  Bene-     (D) or     4)
             Secur-                                  posed       Year)          4)                     fi-       Indi-
             ity                                     of                                                cial-     rect
                                                     (D)                                               ly        (I)
                                                     Instr.                                            Owned     (Instr.
                                                     3, 4                                              Fol-      4)
                                                     and 5)                                            lowing
                                                                                                       Re-
                                                                                                       ported
                                                                                                       Trans-
                                                                                                       action(s)
                                                                                                       (Instr.
                                                                                                       4)
                                        --------------------- ----------------------------
                                                                                    Amount
                                                              Date   Ex-            or
                                                              Exer-  pira-          Number
                                        Code   V   (A)   (D)  cisa-  tion           of
                                                              ble    Date    Title  Shares
                                                              ----------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:




** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.
       If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                                                                                                     Page 2 of 6


Merrill Lynch & Co., Inc.



/s/ Lawrence M. Egan Jr.                          March 28, 2003
------------------------------------------------
Name:  Lawrence M. Egan Jr.
Title:  Attorney-in-Fact(1)



Merrill Lynch, Pierce, Fenner & Smith Incorporated



/s/ Lawrence M. Egan Jr.                          March 28, 2003
------------------------------------------------
Name:  Lawrence M. Egan Jr.
Title:  Attorney-in-Fact(2)



-----------------------
1 Executed pursuant to a Power of Attorney, dated November 17, 1995, a copy of which is attached hereto as Exhibit A.

2 Executed pursuant to a Power of Attorney, dated February 25, 1995, a copy of which is attached hereto as Exhibit B.

Joint Filer Information

Name:   Merrill Lynch & Co., Inc.

Address: 4 World Financial Center
         250 Vesey Street
         New York, NY  10080

Designated Filer:  Merrill Lynch, Pierce, Fenner & Smith Incorporated

Issuer and Ticker Symbol:  Lodgian, Inc. (LDGIV)

Date of Event Requiring Statement:  February 27, 2003

Signature:

Merrill Lynch & Co., Inc.


/s/ Lawrence M. Egan Jr.                      March 28, 2003
-----------------------------------------
Lawrence M. Egan Jr.**
Attorney-in-Fact****

     ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)


****    Executed pursuant to a Power of Attorney, dated November 17, 1995, a copy of which is attached hereto as Exhibit A.


Name and Address of Reporting Person:     Merrill Lynch, Pierce, Fenner & Smith Incorporated
                                          4 World Financial Center
                                          250 Vesey Street
                                          New York, NY 10080

Issuer and Ticker Symbol: Lodgian, Inc. (LDGIV)
Statement for: February 27, 2003



                              Exhibit A to Form 4

                               Power of Attorney

The undersigned, Merrill Lynch & Co., Inc. (the "Corporation"), a corporation duly organized under the laws of Delaware, with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281 does hereby make, constitute and appoint Richard B. Alsop, Richard D. Kreuder, Andrea Lowenthal, Gregory T. Russo, or any individual from time to time elected or appointed as secretary or an assistant secretary of the Corporation, acting severally, each of whose address is Merrill Lynch & Co., Inc., World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281, as its true and lawful attorneys-in-fact, for it and in its name, place and stead (i)to execute on behalf of the Corporation and cause to be filed and/or delivered, as required under Section 13(d) of the Securities Exchange Act of 1934 (the "Act") and the regulations thereunder, any number, as appropriate, of original, copies, or electronic filings of the Securities and Exchange Commission Schedule 13D or Schedule 13G Beneficial Ownership Reports (together with any amendments and joint filing agreements under Rule 13d-1(f)(1) of the Act, as may be required thereto) to be filed and/or delivered with respect to any equity security (as defined in Rule 13d-1(d) under the Act) beneficially owned by the undersigned and which must be reported by the undersigned pursuant to Section 13(d) of the Act and the regulations thereunder, (ii)to execute on behalf of the Corporation and cause to be filed and/or delivered, any number, as appropriate, of original, copies or electronic filings of any forms (including without limitation), Securities and Exchange Commission Forms 3, 4 and 5) required to be filed pursuant to
Section 16(a) of the Act and the regulations thereunder, and (iii) generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in a all respects as if the undersigned could do if personally present. This Power of Attorney shall remain in effect until revoked, in writing, by the undersigned.

        IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney, this 17th day of November 1995.



                                 MERRILL LYNCH & CO., INC.


                                 By:  /s/ David H. Komansky
                                    ----------------------------
                                 Name:  David H. Komansky
                                 Title:  President and Chief Operating Officer


Name and Address of Reporting Person:     Merrill Lynch, Pierce, Fenner & Smith Incorporated
                                          4 World Financial Center
                                          250 Vesey Street
                                          New York, NY 10080

Issuer and Ticker Symbol: Lodgian, Inc. (LDGIV)
Statement for: February 27, 2003




                              Exhibit B to Form 4

                               Power of Attorney

The undersigned, Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Corporation"), a corporation duly organized under the laws of Delaware, with its principal place of business at World Financial Center, North Tower, 2560 Vesey Street, New York, New York 10281 does hereby make, constitute and appoint Richard B. Alsop, Richard D. Kreuder, Andrea Lowenthal, Gregory T. Russo, or any individual from time to time elected or appointed as secretary or an assistant secretary of the Corporation, acting severally, each of whose address is Merrill Lynch & Co., Inc., World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281, as its true and lawful attorneys-in-fact, for it and in its name, place and stead (i) to execute on behalf of the Corporation and cause to be filed and/or delivered, as required under Section 13(d) of the Securities Exchange Act of 1934 (the "Act") and the regulations thereunder, any number, as appropriate, of original, copies, or electronic filings of the Securities and Exchange Commission Schedule 13D or
Schedule 13G Beneficial Ownership Reports (together with any amendments and joint filing agreements under Rule 13d-1(f)(1) of the Act, as may be required thereto) to be filed and/or delivered with respect to any equity security (as defined in Rule 13d-1(d) under the Act) beneficially owned by the undersigned and which must be reported by the undersigned pursuant to Section 13(d) of the Act and the regulations thereunder, (ii) to execute on behalf of the Corporation and cause to be filed and/or delivered, any number, as appropriate, of original, copies or electronic filings of any forms (including without limitation), Securities and Exchange Commission Forms 3, 4 and 5) required to be filed pursuant to Section 16(a) of the Act and the regulations thereunder, and (iii) generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in a all respects as if the undersigned could do if personally present. This Power of Attorney shall remain in effect until revoked, in writing, by the undersigned.

        IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney, this 25th day of February 1995.



                            MERRILL LYNCH & CO., INC.


                            By:  /s/ David H. Komansky
                               --------------------------
                            Name:  David H. Komansky
                            Title:  President and Chief Operating Officer